Exhibit 10.31

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of August 24, 2005, by and among Monotype Holdings Inc., a Delaware corporation (“Parent”), MIHC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Monotype Imaging Holdings Corp., a Delaware corporation (“MIHC”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and MIHC have (i) determined that the merger of Merger Sub with and into MIHC (the “Merger”) is advisable and in the best interests of Parent, Merger Sub and MIHC and their respective stockholders, (ii) approved and adopted this Agreement and the Merger and (iii) recommended the approval and adoption of this Agreement and the Merger by their respective stockholders, all in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and MIHC agree as follows:

1. The Merger.

(a) At the Effective Time (as defined in Section 1(b)), Merger Sub shall be merged with and into MIHC in accordance with the DGCL and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and MIHC shall be the surviving corporation (the “Surviving Corporation”).

(b) Upon the receipt of all necessary corporate approvals, MIHC shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make any other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of MIHC and Merger Sub, all as provided under the DGCL, except as contemplated in Sections 6 and 8.

2. Certificate of Incorporation. The certificate of incorporation of MIHC, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with applicable law.

3. By-laws. The by-laws of MIHC, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended or repealed in accordance with applicable law.

4. Directors and Officers of the Surviving Corporation. The directors and officers of MIHC shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal.

5. Conversion and Cancellation of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or MIHC or the holders of their respective capital stock:

(a) Merger Sub Common Stock. Each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become 917.338 shares of common stock and 5,846.155 shares of convertible preferred stock of the Surviving Corporation, each with a par value of $0.01 per share, with the rights, powers and privileges defined by the certificate of incorporation of the Surviving Corporation.

(b) MIHC Common Stock. Each share of MIHC common stock, par value $0.01 per share (“MIHC Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Parent (“Parent Common Stock”), with the rights, powers and privileges defined by the certificate of incorporation of the Parent, as in effect at the Effective Time and as may be amended from time to time (the “Parent Charter”). As of the Effective Time, all shares of MIHC Common Stock outstanding immediately prior to the Effective Time will be deemed to be no longer outstanding and will automatically be canceled and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except for the right to receive shares of Parent Common Stock in amounts determined in accordance with this Agreement.

(c) MIHC Convertible Preferred Stock. Each share of MIHC convertible preferred stock, par value $0.01 per share (“MIHC Preferred”), issued and outstanding immediately prior to the Effective Time shall be converted into and become (i) the right to receive from Parent an amount in cash equal to $8.26 and (ii) one share of convertible preferred stock, par value $0.01 per share, of the Parent (“Parent Convertible Preferred”) with the rights, powers and privileges defined by the Parent Charter. Parent, Merger Sub and MIHC have determined that the cash portion of the consideration to which a holder of MIHC Preferred is entitled hereunder represents in excess of 20% of the total value of such consideration. As of the Effective Time, all shares of MIHC Preferred outstanding immediately prior to the Effective Time will be deemed to be no longer outstanding and will automatically be canceled and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except for the right to receive shares of Parent Convertible Preferred and cash in amounts that are determined in accordance with this Agreement.

(d) Parent Common Stock. Each share of Parent Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Treatment of Options and Restricted Stock Awards. Upon the Effective Time, assuming the receipt of any necessary corporate approvals, Parent shall assume the Monotype Imaging Holdings Corp. 2004 Stock Option and Grant Plan (the “Equity Incentive Plan”), which shall thereafter be known as the “Monotype Holdings Inc. 2004 Stock Option and Grant Plan”, and each outstanding option and restricted stock grant under the Equity Incentive Plan (each such grant, an “Award”) and each related option and restricted stock agreement with respect to shares of MIHC Common Stock (each such agreement, an “Award Agreement”). Upon that assumption by Parent, each Award shall become an option or restricted stock grant, as the case may be, with respect to shares of Parent Common Stock and each Award Agreement, shall become an option agreement or restricted stock agreement, as the case may be, with respect to shares of Parent Common Stock. The terms of the Awards and Award Agreements, including those relating to exercise price, vesting and number of shares subject to the option grants, will remain unchanged, except that those terms will be deemed to apply to Parent Common Stock (as opposed to MIHC Common Stock). Any adjustments necessary in connection with the transactions described in this Section 6 will be done in a manner consistent with the principles set forth in the regulations under Section 424 of the U.S. Internal Revenue Code of 1986 (the “Code”). Parent and MIHC intend that each existing Award that is intended to be an incentive stock option within the meaning of Section 422 will be adjusted as necessary to preserve such treatment.

6. Payment and Exchange Procedures.

(a) MIHC or its designee shall deliver the following items to each person who, according to the stock transfer books of MIHC, was a holder of record of a certificate that evidenced shares of MIHC Common Stock or MIHC Preferred as of the Effective Time (each, a “Certificate”): (i) a letter of transmittal that (A) shall specify that delivery shall be effected, and risk of loss of and transfer of title to a Certificate shall pass, only upon delivery of a Certificate to MIHC or its designee and (B) shall otherwise be in such form as MIHC may deem advisable and (ii) instructions regarding the surrender of Certificates and the taking of other actions in exchange for the consideration described in Section 5. Upon surrender of a Certificate for cancellation to Parent or its designee together with a signed letter of transmittal and such other documents as may be required pursuant to those instructions, the holder of that Certificate will be entitled to receive consideration that is determined according to Section 5 with respect to the shares of capital stock of MIHC underlying that Certificate. Until surrendered in accordance with the provisions of this Section 7, a Certificate shall represent for all purposes only the right to receive the consideration described under Section 5. If any Certificate is lost, stolen or destroyed, Parent or its designee will pay in exchange for that lost, stolen or destroyed Certificate the applicable amount of the consideration otherwise deliverable in respect the shares of capital stock underlying that Certificate upon the delivery of a duly executed affidavit of loss by the putative owner thereof and, if required by Parent, an agreement of that holder to indemnify the Surviving Corporation and Parent against any claim or controversy relating to the applicable Certificate. No interest will be paid to, or will accrue for the benefit of, any of the stockholders of MIHC on any amounts owing in respect of a Certificate surrendered in accordance with this Section 7.

(b) Parent and the Surviving Corporation may deduct and withhold from the cash portion of the consideration payable under this Agreement to any stockholder of MIHC such amounts as Parent or the Surviving Corporation may be required to deduct and withhold under the Code or any provision of state, local or foreign tax law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the stockholder of MIHC in respect of whom the deduction and withholding was made by the Parent or the Surviving Corporation.

(c) All amounts paid or shares issued under this Section 7 upon the conversion of shares of MIHC Common Stock and MIHC Preferred will be deemed to have been made in full satisfaction of all rights pertaining to any shares of MIHC Common Stock or MIHC Preferred, as the case may be, that are outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing any such shares are presented to Parent or the Surviving Corporation for any reason, they will be cancelled and treated in accordance with Section 5 and this Section 7.

7. Amendments to MIHC Agreements. Effective upon the respective written approvals of the requisite number of parties other than MIHC that are required to amend the agreements listed described below, MIHC and Parent agree that Parent shall become a party to and, except in the recitals to those agreements and as otherwise set forth herein, shall be substituted for MIHC under the following agreements, each dated as of November 5, 2004: (a) the Stock Purchase Agreement among MIHC and the Investors and Lenders party thereto, but solely with respect to Sections II through V thereof, in which all references to “Common Shares” will be deemed to be references to shares of Parent Common Stock and all references to “Convertible Preferred Shares” will be deemed to be references to shares Parent Convertible Preferred, the rights and terms of which are set forth in the Parent Charter, (b) the Stockholders Agreement among MIHC and the Management Stockholders and Investors party thereto (the “Stockholders Agreement”) and (c) the Registration Rights Agreement among MIHC and the Investors and Management Stockholders party thereto. Upon such time, the Stockholders Agreement shall be further amended by inserting the words “and/or any of their Transferees” prior to the words “at a price” in Section 4.7 thereof.

8. Additional Actions. If, at any time on or after the Effective Time, the Surviving Corporation or its successors or assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation title to and possession of any property or rights of Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, by execution of this Agreement, Merger Sub and its board of directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

9. General.

(a) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

(b) Complete Agreement; Amendments. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. No amendment, modification or termination of any provision of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

(c) Waivers and Further Agreements. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of that provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

(d) Third Parties. Except as expressly provided herein, nothing in this Agreement is intended to confer on any persons, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(e) Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which shall be deemed one and the same agreement.

(g) Captions. Captions of sections have been added only for convenience and shall not be deemed to control this Agreement.

10. Tax Treatment. Parent, Merger Sub and MIHC intend that, for U.S. federal income tax purposes, the Merger and the other transactions contemplated by this Agreement shall be treated as a contribution by the stockholders of MIHC of shares of MIHC Preferred and MIHC Common Stock to Parent in a transaction to which Section 351 of the Code applies.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first set forth above.

MIHC MERGER SUB INC.

By:	/s/ Robert Givens
	Name:	Robert Givens
	Title:	President and Chief Executive Officer

MONOTYPE IMAGING HOLDINGS CORP.

By:	/s/ Robert Givens
	Name:	Robert Givens
	Title:	President and Chief Executive Officer

MONOTYPE HOLDINGS INC.

By:	/s/ Robert Givens
	Name:	Robert Givens
	Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]